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EXHIBIT 21.1

List of Subsidiaries of Jazz Technologies, Inc.

Jazz Semiconductor, Inc., a Delaware corporation
Newport Fab, LLC, a Delaware limited liability company (Newport Fab, LLC also conducts business under the name "Jazz Semiconductor")
Jazz Semiconductor UK Limited
Jazz Semiconductor Shanghai

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  EXHIBIT 21.1
List of Subsidiaries of Jazz Technologies, Inc.